Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2008 relating to the combined financial statements of the Chicago Properties as of and for the year ended December 31, 2007, a summarized version of which appears in Winthrop Realty Trust’s Current Report on Form 8-K filed on August 28, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Tauber & Balser, PC
Atlanta, GA
November 17, 2009